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                                                                 Exhibit (d)(15)

                            FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of March 1, 2005 by NORTHERN TRUST INVESTMENTS, N.A. ("NTI").

                WHEREAS, Northern Institutional Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

                WHEREAS, NTI (the "Adviser") serves as the investment adviser to the International Equity Index and Small Company Index Portfolios (each a "Portfolio" and together, the "Portfolios"), pursuant to an Investment Advisory Agreement dated March 31, 1998, as amended, and an Assumption Agreements by and between Northern Trust Quantitative Advisors, Inc. ("NTQA") and The Northern Trust Company dated April 1, 1998 (together, the "Investment Advisory Agreement"); and

                WHEREAS, the Adviser desires to reduce permanently its contractual fee rates under the Investment Advisory Agreement for the Portfolios; and

                WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

                NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

        1. Effective the date hereof, the Adviser reduces permanently its contractual fee rates under the Investment Advisory Agreement for the Portfolios as follows:

                For the services provided and the expenses assumed by the Adviser pursuant to the Investment Advisory Agreement, the Trust will pay to the applicable Adviser, as full compensation therefor, a fee at the following annual rates of each Portfolio's average net assets, which fee will be computed based on the net assets of the Portfolio on each day and will be paid monthly:

                             PORTFOLIO                          ANNUAL FEE RATE
                             ---------                          ---------------
                        International Equity Index............        0.25%
                        Small Company Index...................        0.20%


        2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Investment Advisory Agreement for the Portfolios as in effect prior to the

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date hereof must be approved by the shareholders of the affected Portfolio(s) as and to the extent required by the 1940 Act.

        3. This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

        4. The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

                IN WITNESS WHEREOF, the Adviser have caused this instrument to be executed by its officers designated below as of the day and year first above written.

Attest: /s/ Diane Anderson              NORTHERN TRUST INVESTMENTS, N.A.
        ---------------------------

                                        By /s/ William H. Belden III
                                           -------------------------------------
                                           (Authorized Officer)

ACCEPTED AND AGREED:

NORTHERN INSTITUTIONAL FUNDS

By:     /s/ Lloyd A. Wennlund
        ---------------------------
Title:  President

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